EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Offering Circular, which forms part of the Offering Statement on Form 1-A of Tejascore Techsystems Inc. (the “Company”), of our revised report dated [DATE OF REVISED AUDIT REPORT] relating to the financial statements of Alpha Maier Private Limited, comprising the balance sheets as at March 31, 2025 and March 31, 2024, and the related statements of profit and loss, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements, including Note 25 reconciling such financial statements to accounting principles generally accepted in the United States of America.

We also consent to the reference to our firm under the heading “Experts” in such Offering Circular.

Our consent extends to the foregoing financial statements as presented in the form included in the Offering Circular, including their presentation in United States dollars and the reconciliation to accounting principles generally accepted in the United States of America set forth in Note 25 thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

For Nipun Khurana & Associates

Chartered Accountants

Firm Registration No. 007604N

/s/ Nitin Chawla

Signature

Nitin Chawla

Partner

Membership No. 503033

Place: Delhi

Date: June 6, 2026